Exhibit 10.1

February 8, 2017

Mr. Jeffrey Jacobowitz

Managing Member

Simcoe Capital Management, LLC

509 Madison Avenue, Suite 2200

New York, NY 10022

Dear Jeff:

On behalf of Exar Corporation (“Exar”), I am very pleased that you have been invited to join the Board of Directors of Exar (the “Board”). Subject to your execution and delivery of this letter agreement, the Board confirmed your appointment at its upcoming regular meeting on February 7, 2017, upon which your term as Director will officially commence.

This letter agreement sets forth the basic terms and conditions that will apply to your service as a Director of Exar:

A.	Board of Directors Compensation Policy; Indemnification and Insurance

1.

As a member of the Board, you will receive an annual cash retainer fee for your service on the Board. We refer you to Exar’s definitive proxy statement for 2016 for a complete description of the current cash compensation policy for non-employee directors. You may find a copy of our proxy statement on our website at ir.exar.com or on the SEC website at www.sec.gov. The Board and the Compensation Committee reviews Exar’s cash compensation program for non-employee directors from time to time; and as a result, your annual retainer fee is subject to change consistent with other non-employee directors upon recommendation of the Compensation Committee and approval by the Board.

2.

Subject to approval by the Board or the Compensation Committee, effective on the first trading day of the month following your appointment to the Board (the “Effective Date”), you will receive an option to purchase 40,000 shares of Exar’s Common Stock. This initial option will have an exercise price equal to the closing price of Exar’s Common Stock on the Effective Date and will vest in four equal annual installments over the four-year period following the Effective Date. In addition, subject to approval by the Board of the Compensation Committee, effective on the Effective Date, you will receive 28,000 restricted stock units, which will vest in four annual installments commencing in 2018 of 7,000 units each on, with respect to each year, the earlier to occur of the anniversary of the Effective Date or the annual meeting of stockholders that occurs in such year. The vesting of these awards will be subject to your continued service on the Board and will vest in full upon a change of control of Exar or certain other corporate transactions that result in termination of your service on the Board.

Jeff Jacobowitz

February 8, 2017

3.	You will be covered by a Director Indemnification Agreement in the form included with this letter. Please sign both copies of the agreement and return them to my attention in the envelope provided.

4.

You will also be covered under Exar’s general D&O Liability Insurance policy. A copy of the general terms and limits of such policy will be part of the Board orientation materials you will receive separately.

5.	Exar will also reimburse you for documented reasonable expenses for travel and professional education incurred in connection with your duties as a director.

B.	Election at 2017 Annual Meeting

1.

Subject to your and your firm’s compliance with the terms of this letter agreement, the Board will nominate you for election to the Board and recommend a vote in favor of your election by the stockholders at the 2017 Annual Stockholders Meeting (the “2017 Meeting”). Upon election or re-election, as applicable, the term of each Director is to serve until the next annual meeting of stockholders held in the following year.

2.

Upon becoming a Director of Exar, and at all times while serving as a Director of Exar, you covenant and agree: (i) to comply with all reasonably customary policies, procedures, processes, codes, rules, standards and guidelines generally applicable to members of the Board, including, without limitation, Exar’s Code of Conduct, Insider Trading Policy (the “Trading Policy”) and corporate governance guidelines; and (ii) to keep confidential and not disclose, publicly or to any Person, discussions and matters considered in meetings of the Board and its committees or confidential information otherwise received as a Director, unless and until publicly disclosed by Exar.

3.

Corporate Governance Guidelines. Under Exar’s Corporate Governance Guidelines, any director that is elected with less than a majority of the votes cast in an uncontested election shall immediately tender his or her resignation to the Board for its consideration. If this occurs, the Board will evaluate whether the Board should accept the resignation based on a review of whether the individual continues to satisfy the Board’s membership criteria in light of such circumstances and may accept or reject such resignation as it shall deem appropriate and in the best interests of Exar and its stockholders. In addition, pursuant to Exar’s Corporate Governance Guidelines, you are required to promptly notify the Chairman of the Corporate Governance and Nominating Committee, with a copy to the Secretary of Exar, when your employment changes. Any director who retires, is terminated from or otherwise changes his or her present employment, or who materially changes his or her position, should offer to resign from the Board. If this occurs, the Board will evaluate whether the Board should accept the resignation based on a review of whether the individual continues to satisfy the Board’s membership criteria in light of such circumstances and may accept or reject such resignation as it shall deem appropriate and in the best interests of Exar and its stockholders. In addition, the Board has adopted a retirement policy for its Directors, pursuant to which a Director shall submit his or her resignation for the Board’s consideration upon reaching the age of 75 years old. The Board will evaluate whether the Board should accept the resignation based on a review of whether the individual continues to satisfy the Board's membership criteria in light of such circumstances and may accept or reject such resignation as it shall deem appropriate and in the best interests of Exar and its stockholders. Without limiting the generality of your covenants in paragraph B.2 above, you agree to comply with the provisions of this paragraph B.3.

Jeff Jacobowitz

February 8, 2017

D.	Board and Committee Meeting Schedule

The Board and each of its Committees hold a regular meeting once per quarter at Exar’s headquarters facilities. Special meetings are held in between the regular meetings whenever a specific item for Board or Committee review or approval is warranted. A schedule of regular Board and Committee meetings for the remainder of this calendar year is enclosed.

E.	Director Independence and Board Committees

1.

You hereby represent and confirm that you are an “independent director” as such term is defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual (the “NYSE Regulations”), and in particular that you do not meet any of the factors that would otherwise prevent you from being an “independent director” set forth in Section 303A.02(b) of the NYSE Regulations. In addition, you hereby represent and confirm that you meet the standard of independence as set forth in Rule 10A-3(b)(1)(ii) of the Exchange Act.

2.	To the extent permitted by law and the NYSE Regulations, you will be eligible and will be considered for Committee membership on the Board to the same extent as other independent members of the Board.

F.	Additional Covenants and Agreements

1.

Except as otherwise requested by the Board, you and your firm shall cause all Voting Securities beneficially owned, directly or indirectly, by you and any other members of the Investor Group (as defined below), or over which any of them exercise control or direction, to be present for quorum purposes and to be voted, at the 2017 Meeting, or any adjournments or postponements thereof, (i) in favor of each Director nominated and recommended by the Board for election at such meeting, (ii) against any stockholder nominations for Director which are not approved and recommended by the Board, (iii) in favor of Exar’s proposal for the ratification of the re-appointment of its current independent registered public accounting firm, (iv) in favor of Exar’s “say-on-pay” proposal, and (v) in favor of an increase to Exar’s current equity incentive plan share reserve that is approved by the Exar Board.

2.

The Investor and each of the Affiliates of the Investor agrees that, during the Nomination Period (as defined below), irrespective of any resignation by you from the Board prior to such date, no member of the Investor Group shall, unless specifically requested or authorized in writing by a resolution of a majority of the Directors of Exar (not including you), directly or indirectly, in any manner, alone or in concert with others:

Jeff Jacobowitz

February 8, 2017

(a)

except as already in effect as of the date hereof and previously disclosed in the Schedule 13D/A most recently filed with the SEC by the Investor and its Affiliates) with respect to Exar, form, join, encourage, influence, advise or in any way participate in any partnership, limited partnership, syndicate or other group, including, without limitation, any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities or otherwise in any manner agree, attempt, seek or propose to deposit any Voting Securities into any voting trust or subject any Voting Securities to any voting or similar arrangement, other than solely with other members of the Investor Group with respect to the Voting Securities now or hereafter owned by them;

(b)

make, or in any way encourage or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a−1(l)(2)(iv) under the Exchange Act) or consents to vote, or seek to advise, encourage or influence any Person with respect to the voting of, any Voting Securities; or (B) otherwise communicate with Exar’s stockholders or others pursuant to Rule 14a −1(l)(2)(iv) under the Exchange Act or otherwise regarding the Board, Exar, or the management, policies, strategies, affairs or business of Exar;

(c)

initiate, propose or otherwise “solicit” (as such terms are used in the proxy rules of the SEC) stockholders of Exar for the approval of any stockholder proposal or cause or encourage any Person to initiate any such stockholder proposal; (B) participate in, or take any action pursuant to, any “stockholder access” proposal that may be adopted by the SEC, whether in accordance with proposed Rule 14a−11 under the Exchange Act or otherwise; (C) seek to call, or request the call of, or call a special meeting of the stockholders of Exar; or (D) make a request for a list of Exar’s stockholders or other Exar records;

(d)

support or participate in any “withhold the vote” or similar campaign with respect to Exar or the Board, or seek election or appointment to, or representation on, or nominate or propose the nomination of any candidate to the Board, including any nomination of any candidate to stand for election to the Board at the 2017 Meeting, other than you or other Directors nominated by the Board; or seek the removal of any member of the Board;

(e)

otherwise take, or make any public disclosure, announcement or statement (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (A) with respect to any intention, plan or arrangement to take (or in support of any intention, plan or arrangement of a third party to take), any action that is inconsistent with, any provision of this Agreement, or (B) that relates to and constitutes an ad hominem attack on, or relates to and otherwise disparages, Exar, any of its Directors or officers or any individual who has served as a Director or officer of Exar;

(f)

enter into any affirmative discussions or communications, or enter into any arrangement, understanding or agreements (whether written or oral) with, or encourage, advise, assist, finance or facilitate, any Person in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other Person that engages, or offers or proposes to engage, in any of the foregoing; or

Jeff Jacobowitz

February 8, 2017

(g)	otherwise take, or solicit, cause or encourage others to take, any action that would not be permitted by any of the foregoing.

3.

The Investor and each of the Affiliates of the Investor agrees that, for the period commencing on the date of your initial appointment to the Exar Board and ending three (3) years from the date of such appointment, no member of the Investor Group shall purchase or cause to be purchased or otherwise acquire or agree to acquire beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act) of any Common Stock or other securities issued by Exar (or any rights, options or other securities convertible into or exercisable or exchangeable for such securities any obligations measured by the price or value of any securities of Exar or any of its affiliates, including any swaps or other derivative arrangements whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), if in any such case, immediately after the taking of such action, the Investor Group would, in the aggregate, collectively beneficially own, or have an economic interest in, more than 10% of the then outstanding shares of Common Stock of Exar. For the avoidance of doubt, any securities, including any options and restricted stock units, whether vested or unvested or exercised or unexercised, awarded to you in connection with your service as a Director of Exar will be included in the securities holdings beneficially owned by the Investor Group.

4.

If at any time while you serve as a Director of Exar (i) you breach any of your obligations under Paragraph B.2 or B.3 above or (ii) any member of the Investor Group fails to comply with any of the terms of Section F of this letter agreement, then, after a period of ten business days to cure any such failure or breach after written notice from Exar, upon the written request of the Board, you agree to resign from the Board immediately, and you will deliver your written resignation to the Board forthwith. Notwithstanding anything to the contrary in this letter agreement, if at any time the Board changes its nomination of you or its recommendation in favor of your election at the 2017 Meeting, the obligations of you and your firm under Paragraph F.1., F.2 and F.3 of this letter agreement will terminate immediately, other than your confidentiality and nondisclosure obligations, which shall survive the termination of this letter agreement and the cessation of your services as a Director.

5.	Nothing in this Section F shall limit any actions that may be taken by you acting solely as a Director of Exar consistent with your fiduciary duties as a Director to Exar’s stockholders.

6.

You and your firm acknowledge and agree that you have received a copy of the Trading Policy and will be required to comply with the terms of such policy, which will among other things restrict you from disclosing confidential information regarding Exar to the Investor Group or its Affiliates.

Jeff Jacobowitz

February 8, 2017

G.	Miscellaneous

1.	The following terms, as used in this letter agreement, have the following meanings:

(a)

the terms “Affiliate” and “Associate” have the respective meanings given to such terms in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include Persons who become Affiliates or Associates of any Person subsequent to the date of this Agreement;

(b)	the terms “beneficial owner” and “beneficially own” have the respective meanings given to such terms in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(c)

the terms “Investor” and “your firm” mean Simcoe Capital Management, LLC, a Delaware limited liability company, and the term “Investor Group” means collectively you, the Investor and each of the Affiliates and Associates of the Investor;

(d)

the term “Nomination Period” means the period from the date of this letter agreement until the earlier of: (i) the date on which the Nominating and Corporate Governance Committee notifies you in accordance with this Section G.1(d) that it has resolved not to nominate you for election to the Board at an annual meeting of stockholders to be held in 2018 or thereafter; (ii) if the Nominating and Corporate Governance Committee notifies you in accordance with this Section G.1(d) that it has agreed to nominate you for election to the Board at an annual meeting of stockholders to be held in 2018 or thereafter and within 5 days thereafter you notify Exar that you do not wish to stand for election at such annual meeting and, if you are then serving on the Board, you resign from the Board, the date you provide such notice and, if you are then serving on the Board, resign from the Board, and (iii) the date of the annual meeting of stockholders to be held in 2022. At least 15 days prior to the first date upon which a notice to the Secretary of the Company would be considered timely under the bylaws of the Company for any nomination of persons for election to the Board or proposal of business at any such annual meeting of stockholders to be held in any year after 2017 during the Nomination Period, the Nominating and Corporate Governance Committee will notify you whether it has resolved to recommend you for re-election to the Board at such annual meeting of stockholders. If you resign from the Board after the 2017 Meeting and prior to receiving the notice from the Nominating and Corporate Governance Committee contemplated by this Section G.1(d), the Nomination Period will terminate 10 days prior to the first date upon which a notice to the Secretary of the Company would be considered timely under the bylaws of the Company for any nomination of persons for election to the Board or proposal of business at the next annual meeting of stockholders to be held in 2018 or thereafter following the effective date of your resignation from the Board.

(e)

the terms “Person” or “Persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

Jeff Jacobowitz

February 8, 2017

(f)

the term “Voting Securities” means Common Stock and any other securities of Exar entitled to vote in the election of Exar Directors, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities.

2.

This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties and their respective Affiliates and Associates irrevocably and unconditionally consent and submit to the jurisdiction of the Court of Chancery of the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this letter agreement.

3.

This letter agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors. No party to this Agreement may assign its rights or delegate its obligations under this letter agreement.

4.

This letter agreement constitutes the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. Subject to applicable law, this letter agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective.

5.

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity.

Please sign this letter to indicate your acceptance of the proposed terms of your appointment and return it to my attention. In the event you have any questions, please do not hesitate to contact me.

Jeff, as Exar’s Chairman of the Board, I look forward to working with you.

Sincerely yours,

Gary Meyers

Chairman of the Board